Company Contacts:                                                         Exhibit 99.1
Cameron Way
Chief Financial Officer
Tel 206-373-9034
cway@onvia.com

Onvia Reports Fourth Quarter and Fiscal 2010 Results

Fourth Quarter Revenue Down 7% year over year to $6.5 Million; Annual Contract Value per Client Up 20%

SEATTLE, WA — February 23, 2011 — Onvia, Inc. (NASDAQ: ONVI), a leading provider of comprehensive government-business market intelligence, reported financial results for the fourth quarter and fiscal year ended December 31, 2010.

Q4 2010 Highlights

•	Revenue down 7% to $6.5 million vs. Q4 2009

•	Gross profit decreased 4% to $5.6 million vs. Q4 2009

•	Adjusted EBITDA decreased 17% to $695,000 vs. Q4 2009

•	Net income increased 30% to $150,000 vs. net income of $115,000 in Q4 2009

•	Annual Contract Value per Client up 20% vs. Q4 2009

Fiscal 2010 Highlights

•	Revenue up 5% to $27.0 million vs. 2009

•	Gross profit increased 10% to $23.0 million vs. 2009

•	Adjusted EBITDA increased 10% to $1.8 million vs. 2009

•	Net loss of $806,000 or $(0.10) per share vs. a net loss of $547,000 or $(0.07) per share in 2009

Q4 2010 Operational Performance Summary

	Q4 10	Q3 10	Change %	Q4 09	Change %

Annual Contract Value (ACV) (in millions)	$22.0	$23.0	-4%	$24.1	-9%
Total Clients	6,200	6,800	-9%	8,100	-23%
Annual Contract Value per Client (ACVC)	$3,558	$3,383	5%	$2,974	20%
Quarterly Contract Value per Client (QCVC)	$4,279	$4,030	6%	$3,141	36%

Fourth Quarter and Fiscal Year Results
Revenue for the fourth quarter of 2010 decreased 4% to $6.5 million from $6.7 million in the previous quarter and decreased 7% from $6.9 million in the same year-ago period. For the full year 2010, revenues increased 5% to $27.0 million from $25.6 million in 2009.

Sequential quarter revenue decreased due to lower client retention rates and the transition to a targeted account sales and marketing strategy.  Prior to July 2010, Onvia’s target market was very broad. As a result, the Company acquired many clients that did not have an established public-sector strategy.  Acquisition of these clients increased in 2009 due to enthusiasm for the American Recovery and Reinvestment Act.  As a result, top-line revenue growth accelerated in 2009, but has subsequently declined because these first-year, non-strategic clients are driving overall client retention below historical rates. Our revenue growth has been further impacted by lower new client acquisitions as we narrow our target market and transition to our new sales and marketing strategy discussed below.  For the full year, revenue grew year over year because the revenue recognition cycle on accounts acquired in early 2009 positively impacted growth rates in the first half of 2010.

ACV represents the aggregate annual revenue value of the company’s subscription contracts. ACV decreased 4% to $22.0 million from $23.0 million in the previous quarter, and 9% from $24.1 million in the same year-ago quarter (for more information about ACV, see “About Annual Contract Value (ACV) and Quarterly Contract Value per Client (QCVC),” below).

At the end of the fourth quarter, the company’s total client base decreased 9% to 6,200 from 6,800 in the previous quarter, and decreased 23% from 8,100 in the same year-ago period. The sequential and year-over-year decrease in the customer base is primarily attributed to a decline in retention rates of non-strategic clients, and lower client acquisition rates as we transition to our new targeted sales and marketing strategy discussed below.  Approximately 72% of lost clients in 2010 were non-strategic clients.

A significant driver of ACV is Annual Contract Value per Client (ACVC), which increased 5% to an average of $3,558 per client from the previous quarter and increased 20% from the fourth quarter of 2009. ACVC improved in the fourth quarter, in part by targeting more strategic clients and because renewals were weighted toward strategic companies with higher contract values.

Operating expenses in the fourth quarter of 2010 decreased 2% to $5.5 million from $5.6 million in the previous quarter and decreased 5% from $5.8 million in the same year-ago quarter. Compared to the prior year, sales and marketing expenses decreased by $758,000, or 19% as a result of the sales reorganization implemented in July 2010, and lower variable costs incurred in the fourth quarter of 2010.  Technology and development expenses increased by $171,000 or 20%, due to lower cost capitalization on internal use software projects in 2010.  General and administrative expenses include severance of $287,000 paid to 2 former executives in the fourth quarter of 2010.

For the full year, operating expenses increased 11% to $23.9 million from $21.6 million in 2009.  The year-over-year increase is due, in part, to the abandonment of capitalized software of $969,000, and leadership transition costs, including severance for 3 executives totaling $460,000.  The remaining increase is due to increased depreciation and amortization of $907,000 related to the release of new products and tools during 2010.

For the fourth quarter of 2010, net income was $150,000 versus net income of $109,000 in the previous quarter and net income of $115,000 in the fourth quarter of 2009. For the full year 2010, net loss totaled $806,000 or $(0.10) per basic and diluted share, compared to the net loss of $547,000 or $(0.07) per basic and diluted share in 2009.

Adjusted EBITDA (Earnings before Interest, Taxes, Depreciation and Amortization, including non-cash stock-based compensation) for the quarter was $695,000, compared to Adjusted EBITDA of $785,000 in the previous quarter and Adjusted EBITDA of $837,000 in the same year-ago period. For the full year 2010, Adjusted EBITDA totaled $1.8 million, an improvement from Adjusted EBITDA of $1.7 million in 2009 (for more information about Adjusted EBITDA, see “Use of Non-GAAP Financial Information” below).

Cash, cash equivalents and investments totaled $10.9 million at December 31, 2010, compared to $11.7 million at September 30, 2010.

Management Commentary
“I joined the Company in October 2010 because Onvia has the content and technology assets to take advantage of the large, yet highly fragmented and inefficient gBusiness marketplace,” stated Hank Riner, Onvia’s Chief Executive Officer.  “The previous business model, however, was not profitable or scalable. Onvia lacked focus, clarity and a clear set of priorities.  The company was trying to accomplish too many things at once, leading to organizational complexity, an inflated cost structure and a lack of focus on the customer.”

Mr. Riner continued, “Over the last four months the leadership team and I have created and begun to execute a turnaround plan.  This plan has five key initiatives all designed to create shareholder value and drive customer satisfaction.

“The first initiative is to reduce cost.  We have rationalized our cost structure and have identified $1.9 million in annual cost reductions, much of which is reflected in our fourth quarter run-rate.  In addition, we completed a very significant infrastructure investment cycle in the fourth quarter of 2010 and we are now positioned to reduce our capital investment by $2 million in 2011.  These activities will reduce total cash spending by nearly $4 million in 2011 compared to the prior year.

“Second, we are in the process of transforming our Small and Medium Business or “SMB” sales organization from a transactional team into a consultative sales force focused on a very targeted market.  We are identifying companies that have a strategic, long-term interest in the public sector, and we have vertically organized our account teams by industry to better connect with our customers.  The success of this strategy will be measured each quarter by the higher contract value of each new customer we acquire from the “targeted accounts” strategy.   In the fourth quarter of 2010, the average contract value per client of our new SMB clients was $4,548.

“Our third initiative is to expand the distribution of Onvia content through channel sales programs and partnerships.  Our strategy is to leverage our content and technology investment over a much wider market without us losing our focus on our target market.  Potential strategic partners include trade publishers, lead generation companies, database companies, franchises and business intelligence providers.  As of the fourth quarter of 2010, total content license contract value was $2.1 million.  The success of this initiative will be measured by our ability to grow content license contract value  and to sign up new strategic partnerships in 2011.

“Our fourth priority is to develop and execute an enterprise sales and marketing program.  This program is directed to the largest companies that offer the most business potential for Onvia.  We are pleased to announce that on February 28, John Besteman will join us as our VP of Enterprise Sales.  John has an extensive background in both enterprise selling and in the information services industry.  He spent 14 years with The Gartner Group as Group Vice President of North American Sales, which included a government market team.  John has the experience, ability and drive to help us grow our enterprise business in the years ahead.

“Finally, our fifth and final initiative is to institute a market-driven product development process and expand the applications available to customers through our database.  Today most of our customers use our database to generate public-sector sales leads.  Our content and technology platform are key assets that can be leveraged to deliver more strategic applications for our customers.  These future applications may include competitive analysis, channel partner selection and evaluation, market sizing, allocation of marketing spend, and pricing analyses.”

Mr. Riner concluded, “Our turnaround plan is designed to build a profitable and sustainable business model to drive shareholder value and customer satisfaction.  We look forward to reporting our progress on these five initiatives every quarter.”

Conference Call
Onvia will hold a conference call later today (February 23, 2011) to discuss these fourth quarter and fiscal 2010 financial results. CEO Hank Riner and CFO Cameron Way will host the call starting at 4:30 p.m. Eastern time. A question and answer session will follow management's presentation.

To participate in the call, dial the appropriate number 5-10 minutes prior to the start time, request the Onvia conference call and provide the conference ID:

Date: Wednesday, February 23, 2011
Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)
Dial-In Number: 1-800-862-9098
International: 1-785-424-1051
Conference ID#: 7ONVIA

The conference call will be broadcast simultaneously and available for replay via the investor section of the company's website at www.onvia.com.

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization and ask you to wait until the call begins. If you have any difficulty connecting with the conference call, please contact Cameron Way at 206-373-9034.

A replay of the call will be available after 7:30 p.m. Eastern time on the same day and until March 23, 2011:

Toll-free replay number: 1-877-870-5176
International replay number: 1-858-384-5517
Replay pass-code: 11633

Use of Non-GAAP Financial Information
Adjusted EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of the company’s liquidity. Onvia defines Adjusted EBITDA as net income/(loss) before interest expense and other non-cash financing costs; taxes; depreciation; amortization; and non-cash stock-based compensation. Other companies (including the company’s competitors) may define adjusted EBITDA differently. The company presents Adjusted EBITDA because it believes Adjusted EBITDA to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in similar industries and size. Management also uses this information internally for forecasting and budgeting. It may not be indicative of the historical operating results of Onvia nor is it intended to be predictive of potential future results. Investors should not consider Adjusted EBITDA in isolation or as a substitute for analysis of results as reported under GAAP. See “Reconciliation of GAAP Income (Loss) to Adjusted EBITDA below for further information on this non-GAAP measure and for a reconciliation of GAAP Income (Loss) to adjusted EBITDA for the periods indicated.

Onvia, Inc.
Reconciliation of GAAP Income / (Loss) to adjusted EBITDA
(in thousands)
(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2010	2010	2009	2010	2009

GAAP net income / (loss)	$150	$109	$115	$(806)	$(547)

Reconciling items from GAAP to adjusted EBITDA
Interest income, net	(7)	(10)	(26)	(88)	(52)
Depreciation and amortization	652	608	583	2,724	1,817
Amortization of stock-based compensation	(100)	78	165	12	449

Adjusted EBITDA	$695	$785	$837	$1,842	$1,667

About Annual Contract Value (ACV) and Quarterly Contract Value per Client (QCVC)
The company also supplements its financial statements in this release and in its annual report on Form 10-K and quarterly reports on Form 10-Q with a calculation of Annual Contract Value (ACV), which represents the annualized aggregate revenue value of all subscription contracts as of the end of the quarter. ACV is driven by Annual Contract Value per Client (ACVC) and the number of clients. Most of the company’s revenues are generated from subscription contracts, which are typically prepaid and have a minimum term of one year, with revenues recognized ratably over the term of the subscription. The company also receives revenues from multi-year content distribution partnerships, stand alone management reports, document download services, and list rental services, which are not included in the calculation of ACV.  ACV is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to revenue or any other financial measures so calculated. Management uses this information as a basis for planning and forecasting core business activity for future periods and believes it is useful in understanding the results of its operations. Quarterly Contract Value per Client (QCVC) is similar to ACVC, but represents the average annual contract value of all new and renewing client transactions signed during the quarter only. Management also uses QCVC as a basis for planning and forecasting, and believes it is useful in understanding core business trends.

Forward-Looking Statements
This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “believe,” “intend,” “plan,” “expect,” and similar references to future periods. These statements are based on management's current expectations and beliefs and, because such statements relate to the future, are subject to risks and uncertainties that are difficult to predict. The company’s actual results may differ materially from those contemplated by the forward-looking statements in this release and we caution you against relying on any of these forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: Onvia's “targeted accounts” strategy may fail to increase contract value of new customers; identifying partners to distribute Onvia’s content may be slower than expected; client adoption of Onvia’s enterprise solutions may be slower than expected; Onvia’s market driven product development process may fail to improve sales penetration and client retention rates; and Onvia's technology may fail to handle the increased demands on its infrastructure caused by increasing network traffic and the volume of aggregated data.  Additional information on factors that may impact these forward-looking statements can be found in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" sections in the company’s 2009 Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the quarter ended September 30, 2010.

Any forward-looking statement made by the company in this presentation is as of the date indicated. Factors or events that could cause the company’s actual results to differ may emerge from time to time, and it is not possible for the company to predict all of them. The company assumes no obligation to update any forward-looking statements contained in this presentation as a result of new information or future events or developments, except as may be required by law.

About Onvia, Inc.
For more than 12 years Onvia (NASDAQ: ONVI) has been delivering the research, analytics and tools companies rely on to succeed in gBusiness – the intersection of business and government and a $5.5 trillion market. Onvia tracks, analyzes and reports the spending of more than 89,000 federal, state and local government agencies, giving companies a single source for conducting open, intelligent and efficient business with government. Along with providing an exclusive suite of integrated business tools for a wide variety of industries, Onvia offers DemandStar, the automated system that streamlines agency procurement processes, and Recovery.org, a free website that tracks Recovery Act-funded projects. For information about Onvia visit www.onvia.com.

ONVIA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2010	December 31, 2009
	(Unaudited)
	(In thousands, except share data)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$7,522	$1,647
Short-term investments, available-for-sale	3,362	12,632
Accounts receivable, net of allowance for doubtful accounts of $73 and $119	1,750	1,687
Prepaid expenses and other current assets, current portion	594	716
Reimbursable tenant improvements	-	147
Security deposits, current portion	135	135

Total current assets	13,363	16,964

LONG TERM ASSETS:
Property and equipment, net of accumulated depreciation	1,419	1,226
Reimbursable tenant improvements	147	-
Security deposits, net of current portion	135	269
Internal use software, net of accumulated amortization	6,587	6,615
Prepaid expenses and other assets, net of current portion	3	20

Total long term assets	8,291	8,130

TOTAL ASSETS	$21,654	$25,094

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$1,172	$1,585
Accrued expenses	991	1,268
Obligations under capital leases	-	6
Unearned revenue, current portion	9,782	11,275
Deferred rent, current portion	115	88

Total current liabilities	12,060	14,222

LONG TERM LIABILITIES:
Unearned revenue, net of current portion	228	270
Deferred rent, net of current portion	716	832

Total long term liabilities	944	1,102

TOTAL LIABILITIES	13,004	15,324

STOCKHOLDERS’ EQUITY:
Preferred stock; $.0001 par value: 2,000,000 shares authorized; no shares issued or outstanding	-	-
Common stock; $.0001 par value: 11,000,000 shares authorized; 8,430,605 and 8,283,296 shares issued; and 8,430,579 and 8,283,270 shares outstanding	1	1
Treasury stock, at cost: 26 and 26 shares	-	-
Additional paid in capital	352,298	352,615
Accumulated other comprehensive loss	(1)	(3)
Accumulated deficit	(343,648)	(342,843)

Total stockholders’ equity	8,650	9,770

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$21,654	$25,094

Onvia, Inc.
Condensed Consolidated Statements of Operations
Three and Twelve Months Ended December 31, 2010 and December 31, 2009

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
	(In thousands, except per share data)		(In thousands, except per share data)

Revenue
Subscription	$5,654	$5,936	$23,270	$22,063
Content license	522	707	2,481	2,460
Management information reports	198	219	897	863
Other	85	61	344	251

Total revenue	6,459	6,923	26,992	25,637

Cost of revenue	820	1,066	3,946	4,678

Gross margin	5,639	5,857	23,046	20,959

Operating expenses:
Sales and marketing	3,134	3,892	13,994	13,910
Technology and development	1,016	845	3,769	3,096
General and administrative	1,346	1,031	6,177	4,552

Total operating expenses	5,496	5,768	23,940	21,558

Income / (loss) from operations	143	89	(894)	(599)

Interest and other income, net	7	26	88	52

Net income / (loss)	$150	$115	$(806)	$(547)

Unrealized (loss) / gain on available-for-sale securities	(2)	(4)	2	(3)

Comprehensive income / (loss)	$148	$111	$(804)	$(550)

Basic net income / (loss) per common share	$0.02	$0.01	$(0.10)	$(0.07)

Diluted net income / (loss) per common share	$0.02	$0.01	$(0.10)	$(0.07)

Basic weighted average shares outstanding	8,429	8,280	8,378	8,266

Diluted weighted average shares outstanding	8,391	8,580	8,378	8,266

Onvia, Inc.
Condensed Consolidated Statements of Cash Flows
Three and Twelve Months Ended December 31, 2010 and December 31, 2009

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
	(In thousands)		(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income / (loss)	$150	$115	$(806)	$(547)
Adjustments to reconcile net income / (loss) to net cash (used in) / provided by operating activities:
Depreciation and amortization	652	583	2,724	1,817
Loss on abandonment of assets	2	-	969	-
Stock-based compensation	(100)	165	12	449
Change in operating assets and liabilities:
Accounts receivable	(508)	(301)	(63)	(43)
Prepaid expenses and other assets	(34)	(140)	140	56
Accounts payable	99	25	(80)	224
Accrued expenses	(91)	45	(251)	(260)
Unearned revenue	(301)	677	(1,536)	2,427
Deferred rent	(23)	(16)	(88)	(61)

Net cash (used in) / provided by operating activities	(154)	1,153	1,021	4,062

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(177)	(68)	(944)	(222)
Additions to internal use software	(519)	(781)	(3,238)	(2,734)
Purchases of investments	(2,273)	(8,041)	(8,220)	(15,777)
Sales of investments	-	1,000	2,292	1,000
Maturities of investments	4,997	2,142	15,200	2,142
Return of security deposits	-	(1)	135	134

Net cash provided by / (used in) investing activities	2,028	(5,749)	5,225	(15,457)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on capital lease obligations	-	(7)	(6)	(83)
Proceeds from exercise of stock options and purchases under employee stock purchase plan	15	31	62	82
Repurchase of common stock for minimum tax obligations on options exercise	-	-	(427)	-

Net cash provided by / (used in) financing activities	15	24	(371)	(1)

Net increase / (decrease) in cash and cash equivalents	1,889	(4,572)	5,875	(11,396)

Cash and cash equivalents, beginning of period	5,633	6,219	1,647	13,043

Cash and cash equivalents, end of period	$7,522	$1,647	$7,522	$1,647